UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2012

GUANWEI RECYCLING CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53825	98-0669936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rong Qiao Economic Zone

Fuqing City

Fujian Province

People’s Republic of China

300500

(Address of principal executive offices)

Registrant’s telephone number, including area code: (86-591) 8536-6197

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On April 20, 2012, Guanwei Recycling Corp. (the “Company”), a Nevada corporation entered into an Indebtedness Conversion Agreement (the “Agreement”) with Chenxin International Limited (“Chenxin”), a Hong Kong company and a shareholder of the Company which is controlled by Mr. Rui Wang, a director of the Company, pursuant to which the Company shall issue 815,648 shares of the Company’s common stock, par value $0.001 per share, to Chenxin at $1.80 per share in consideration for the cancellation by Chenxin of certain advances equal to $1,468,167 (the “Advances”) made by Chenxin to the Company pursuant to an oral arrangement by and between the Company and Chenxin in 2009 (the “Oral Agreement”). The Oral Agreement is summarized in Exhibit 10.11 to Amendment No. 1 to the Company’s Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission on December 27, 2011.

The Advances were related to legal and professional fees incurred by the Company which were not payable in Chinese RMB (audit and audit-related expenses, legal fees, fees payable to the Company's transfer agent and EDGAR agent, and fees paid to NASDAQ relating to the Company's NASDAQ listing). The Advances were also reflected on the Company’s consolidated balance sheet at December 31, 2011 as outstanding amounts due to a shareholder and were unsecured, interest free and without any fixed repayment terms. The forgoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)         Exhibits:

Exhibit No.	Item	Location
Exhibit 10.1	Indebtedness Conversion Agreement, dated April 20, 2012, by and between Guanwei Recycling Corp., a Nevada corporation and Chenxin International Limited, a Hong Kong company	Provided herewith

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2012

GUANWEI RECYCLING CORP.

By:	/s/ Chen Min
Name:	Chen Min
Title:	Chief Executive Officer and Chairman of the Board of Directors